As filed with the Securities and Exchange Commission on September 28, 2007

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________________

MARSH & McLENNAN COMPANIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-2668272
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1166 Avenue of the Americas

New York, New York 10036-2774

(212) 345-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Amended & Restated Marsh & McLennan Companies

Stock Purchase Plan for International Employees

(Full Title of the Plan)

Luciana Fato, Esq.

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, New York 10036-2774

(Name and Address of Agent for Service)

(212) 345-5000

(Telephone Number, including Area Code, of Agent for Service)

_____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1.00 par value, of Marsh & McLennan Companies, Inc., including the Preferred Stock Purchase Rights attached thereto(3)	4,000,000	$24.49	$97,960,000	$3,007.37

(1)

Represents 4,000,000 additional shares of common stock, par value $1.00 per share (“Common Stock”) of Marsh & McLennan Companies, Inc. (the “Company”) reserved for issuance under the Company’s Amended & Restated Stock Purchase Plan for International Employees, as amended and restated on March 15, 2007 (the “Plan”). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock and Preferred Stock Purchase Rights attached thereto which become issuable to prevent dilution from any future stock split, stock dividend or similar transaction to be offered or sold pursuant to the Plan.

(2)

Estimated for the sole purpose of computing the registration fee. Calculated pursuant to Rule 457(c) based on the average of the high and low prices for the Common Stock on the New York Stock Exchange on September 25, 2007.

(3)

The Preferred Stock Purchase Rights initially are attached to and trade with all the shares of Common Stock outstanding as of, and issued subsequent to, September 29, 1997, pursuant to the terms of the Company’s Amended and Restated Rights Agreement, dated as of January 20, 2000, as amended on June 7, 2002. Until the occurrence of certain prescribed events, the Preferred Stock Purchase Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred only with the Common Stock. The value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the Common Stock. The Preferred Stock Purchase Rights expire on September 29, 2007, unless that date is extended by the Company’s Board of Directors.

Registration of Additional Securities

The Company has adopted the Plan and previously registered 500,000 shares of Common Stock to be offered or sold to participants under the Plan pursuant to a Registration Statement on Form S-8 (File No. 33-63389). Pursuant to Rule 416 of the Securities Act, the number of shares registered under such registration statement increased from 500,000 to 1,000,000, from 1,000,000 to 1,500,000, and from 1,500,000 to 3,000,000 as a result of a two-for-one stock split effected by the Company on June 27, 1997, a three-for-two stock split effected by the Company on June 26, 1998 and a two-for-one stock split effected by the Company on June 28, 2002, respectively. On July 21, 2003, the Company registered an additional 5,000,000 shares of Common Stock to be offered or sold to participants under the Plan pursuant to a Registration Statement on Form S-8 (File No. 333-107195) filed pursuant to General Instruction E to Form S-8 (Registration of Additional Securities). This Registration Statement is being filed pursuant to General Instruction E to Form S-8 (Registration of Additional Securities) in order to register an additional 4,000,000 shares of Common Stock which may be offered or sold to participants under the Plan.

Part II

Item 3.	Incorporation of Documents by Reference

The contents of the Registration Statements on Form S-8 (File No. 33-63389) with respect to 500,000 shares of Common Stock (as adjusted as described above under “Registration of Additional Securities”), and Form S-8 (File No. 333-107195) with respect to 5,000,000 shares of Common Stock, to be offered or sold under the Plan are incorporated by reference herein, including the following of the Company’s filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	The Company’s Current Report on Form 8-K dated June 11, 2007;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•

The Company’s Registration Statement on Form 8-B dated May 22, 1969, as amended by an Amendment on Form 8, dated February 3, 1987, describing the Common Stock, including any amendment or reports filed for the purpose of updating such description;

•

The Company’s Registration Statement on Form 8-A/A Amendment No. 1, dated January 26, 2000, describing the Preferred Stock Purchase Rights attached to the Common Stock, as amended by the Company’s Registration Statement on Form 8-A/A Amendment No. 2, dated June 20, 2002, and any further amendment or reports filed for the purpose of updating such description; and

•

All documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

The legality of the shares of the Company’s Common Stock offered hereby has been passed upon by Luciana Fato, Vice President and Deputy General Counsel of the Company. As of September 27, 2007, under the 2000 Employee Incentive and Stock Award Plan, Ms. Fato has been granted MMC restricted stock units, MMC performance-based restricted stock units, MMC stock options and MMC performance-contingent stock options.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Marsh & McLennan Companies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 28th day of September, 2007.

MARSH & McLENNAN COMPANIES, INC.

By: /s/ Michael G. Cherkasky
Michael G. Cherkasky
Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated this 28th day of September, 2007.

Name	Title	Date
/s/ Michael G. Cherkasky	Director, Chief Executive Officer & President	September 28, 2007
Michael G. Cherkasky

/s/ Matthew B. Bartley	Chief Financial Officer	September 28, 2007
Matthew B. Bartley

/s/ Robert J. Rapport	Vice President & Controller (Chief Accounting Officer)	September 28, 2007
Robert J. Rapport

/s/ Leslie M. Baker, Jr.	Director	September 28, 2007
Leslie M. Baker, Jr.

/s/ Zachary W. Carter	Director	September 28, 2007
Zachary W. Carter

/s/ Oscar Fanjul	Director	September 28, 2007
Oscar Fanjul

/s/ Stephen R. Hardis	Director	September 28, 2007
Stephen R. Hardis

Name	Title	Date
/s/ Gwendolyn S. King	Director	September 28, 2007
Gwendolyn S. King

/s/ The Rt. Hon. Lord Lang of Monkton, DL	Director	September 28, 2007
The Rt. Hon. Lord Lang of Monkton, DL

/s/ Marc D. Oken	Director	September 28, 2007
Marc D. Oken

/s/ David A. Olsen	Director	September 28, 2007
David A. Olsen

/s/ Morton O. Schapiro	Director	September 28, 2007
Morton O. Schapiro

/s/ Adele Simmons	Director	September 28, 2007
Adele Simmons

EXHIBIT INDEX

Exhibit Number Description of Exhibit

5.1	Opinion of Luciana Fato, Esq., regarding the legality of the Common Stock being registered.
23.1	Consent of Luciana Fato, Esq. (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
99.1

Amended and Restated Marsh & McLennan Companies Stock Purchase Plan for International Employees (as amended and restated on March 15, 2007), incorporated by reference to MMC’s Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1), as filed on March 30, 2007.